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                                                                EXHIBIT 99.1

                           BACKGROUND AND REASONS

BACKGROUND OF THE REORGANIZATION; REASONS FOR THE RECOMMENDATION OF THE GRACE BOARD


        On May 4, 1995, Mr. Albert J. Costello, the President and Chief Executive Officer of Grace, was advised by Dr. Constantine L. Hampers, the Chief Executive Officer of NMC, that, in order to solve certain management issues (such as the desire for greater independence by NMC management, and NMC management's concern that, as part of a diversified conglomerate, NMC's abilities to achieve its potential could be constrained) at NMC, Grace should undertake a 100% spin-off or sale of NMC and offered that NMC management would be willing to buy NMC for $3.5 billion if a sale were to be considered. Grace management, together with its financial and legal advisors, evaluated Dr. Hampers' proposals in light of other alternatives available with respect to NMC.

        On June 14, 1995, the Grace Board met to consider Grace's options regarding NMC. Following presentations by Grace's management and its financial and legal advisors, the Grace Board authorized management to proceed with a plan pursuant to which Grace would spin off NMC to Grace shareholders on a one-share-for-one-share basis. In connection with its review and determination that the spin-off of NMC was the best alternative for Grace and its shareholders, the Grace Board considered, among other things, a proposal by Vivra Incorporated ("Vivra") that NMC be merged with Vivra in a stock-for-stock transaction in connection with a proposed NMC spin-off. Vivra proposed that such merger would offer an unspecified premium to Vivra shareholders over the current market price and would result in certain operational synergies. The Grace Board had reservations about the achievability of the operational synergies Vivra suggested, given Vivra's relatively small size. Moreover, the Grace Board felt that the proposal contained contingencies and uncertainties not present in a pure spin-off, and considered that Vivra itself had recognized that the bulk of the value created through the Vivra proposal would be through the spin-off, and not through the merger with Vivra. Since the Vivra proposal would add, at best, a marginal benefit to the spin-off transaction, the Grace Board felt that it would not be prudent to jeopardize the spin-off to pursue that possible marginal benefit. In addition, the Grace Board considered that NMC would not be precluded from pursuing any synergistic transactions, such as a merger with Vivra, after the spin-off. The Grace Board took into account that Grace's financial advisors had made discrete solicitations of interest in NMC and that, despite such solicitations and the publicized nature of the transaction, no third party other than Vivra had made a proposal for NMC.

        During the summer and early fall of 1995, Grace management, together with Grace's financial and legal advisors, took steps toward the consummation of the spin-off. On October 17, 1995, NMC received five subpoenas from the OIG, the United States Attorney's Office for the District of Massachusetts and others, as discussed herein under ""BUSINESS OF FRESENIUS MEDICAL CARE -- Regulatory and Legal Matters -- Legal and Regulatory Proceedings -- OIG Investigation." On October 18, 1995, Grace announced that, in light of the subpoenas, completion of the previously announced spin-off of NMC was expected to occur in the first quarter of 1996, rather than in the fourth quarter of 1995.

        In the fall of 1995, representatives of Fresenius AG notified representatives of Grace that Fresenius AG was interested in pursuing a transaction in which NMC would be combined with Fresenius Worldwide Dialysis and were advised by Grace representatives that, as a result of the delay in the proposed spin-off, Grace might be receptive to alternatives to the previously announced spin-off. On October 20, 1995, Grace and Fresenius AG entered into a confidentiality agreement (which included standstill provisions) and began to exchange certain information in connection with their evaluation of a transaction. More advanced discussions respecting a possible transaction began in late November 1995. At the onset of such discussions, Grace informed Fresenius AG that its primary objective was to maximize the value of NMC for the benefit of the Grace shareholders, and that it also had a strong preference for a transaction structure in which (i) Grace could separate its non-health care businesses from NMC in a tax-free spin-off, simultaneously combining NMC with another dialysis business through a merger; (ii) there would be a substantial tax-free distribution of cash (or assumption of debt) for the benefit of Grace Chemicals and (iii) NMC would be responsible for all of its liabilities, including any regulatory liabilities, Grace Chemicals would be responsible only for non-health care liabilities, and each party would indemnify the other with respect to its respective liabilities. Fresenius AG indicated that, subject to its completion of due diligence, it was willing to pursue a transaction structured in this manner. Discussions with Fresenius AG continued through the remainder of 1995 and January 1996.


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        By mid-January 1996, Fresenius AG informed Grace that its preliminary due diligence investigation had been completed and asked that both parties focus their efforts in an attempt to reach closure with respect to open issues. Grace management determined that discussions with respect to a transaction with Fresenius AG had significantly advanced and could likely be reduced to definitive agreements. Therefore, on January 13, 1996, Grace and Fresenius AG agreed that, until February 4, 1996, Grace would negotiate exclusively with Fresenius AG with a view toward entering into definite agreements respecting a transaction along the lines of Grace's preferred structure, provided that if any third party submitted a proposal to Grace, Grace would be free to consider and evaluate such proposal (including by way of discussions with such third party and its representatives). If Grace management believed that such proposal would reasonably be expected to be more attractive to Grace and its shareholders, Grace agreed to offer Fresenius AG the opportunity to improve its proposal reasonably promptly to be satisfactory to Grace; and, if Grace management determined that Fresenius AG had not sufficiently improved its proposal, it would so advise Fresenius AG and Grace could then negotiate with such third party. However, Fresenius AG agreed that Grace would not be precluded in any way from making (or not making) any recommendation to the Grace Board or from accepting any proposal for NMC that it considered to be in the best interest of Grace and its shareholders. Negotiations between Grace and Fresenius AG proceeded intensively thereafter on the basis of this agreement. Dr. Hampers played virtually no role in Grace's negotiations with Fresenius AG. Such negotiations involved a structure in which, following the Reorganization, New Grace would retain its interests in GN Holdings, Inc.
and the Amicon filtration business, which historically were managed, but only partly owned, by NMC, with the remainder owned by Grace Chemicals. Although such businesses had a reporting relationship to NMC, the revenues of such businesses were immaterial to NMC, and NMC believes that such assets are not integral to its business. The decision to exclude such assets was made by Grace and Fresenius AG as part of the negotiation of the debt and equity levels and the Distribution Payment, resulting from the Reorganization.

        On January 31, 1996, Baxter International, Inc. ("Baxter") sent Grace a proposal involving a spin-off of NMC and a subsequent merger with a Baxter subsidiary that Baxter valued at $3.8 billion. Baxter had indicated interest in NMC on a sporadic basis during the fall and winter of 1995-96, had met with Grace management and its advisors on several occasions and had made various proposals to Grace for investments in NMC coupled with supply arrangements. Baxter had been unwilling to sign a confidentiality agreement with Grace containing terms similar to those agreed to by Fresenius AG and, therefore, was not provided with confidential information regarding NMC. Under Baxter's January 31 proposal, NMC would borrow $1.275 billion and dividend such amount, together with a $300 million pay-in-kind note (the payment of which would be due in full on completion of the subsequent merger) to Grace; Baxter would guarantee $450 million of such borrowing if the subsequent merger occurred or, otherwise, commit to purchase $450 million of NMC stock; NMC would enter into a long-term supply agreement with Baxter; and Grace would spin off NMC to Grace's shareholders. Following 35 days of public trading in NMC stock after the spin-off, NMC shareholders would vote on a merger of NMC with a Baxter subsidiary in which NMC shareholders would receive $1.8 billion of Baxter stock. Following such merger, Grace would be responsible for all governmental and regulatory liabilities or undisclosed liabilities of NMC in excess of $100 million. Baxter's proposal stated that it was subject to the negotiation of definitive agreements and due diligence. Baxter's proposal also stated that consummation of the merger would be subject to certain conditions and that Baxter would be entitled to a termination fee of 3% of the total transaction value (which Baxter had stated was $3.8 billion) in the event that the transaction was not consummated.

        Grace management, together with its legal and financial advisors, evaluated Baxter's January 31 proposal and concluded that the proposal was less attractive to Grace and its shareholders than the Fresenius AG proposal in several respects: (a) the total transaction value was lower than the estimated Fresenius AG proposal; (b) Grace Chemicals would be responsible for any regulatory and other liabilities of NMC in excess of $100 million following the spin-off, which could create uncertainty over the valuation of Grace Chemicals and frustrate the separation of the businesses on an ongoing basis;
(c) the proposal presented a risk that the long-term supply agreement; (which, together with the 3% termination fee, might deter other buyers of NMC) and the spin-off might be consummated without certainty that the subsequent merger would be consummated, thereby depriving the Grace shareholders of the opportunity to achieve maximum value; and (d) the structure outlined in the proposal was more novel from a tax perspective than the "Morris Trust" structure

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contemplated by the Fresenius AG proposal. In addition, the Fresenius AG proposal under discussion (a) was close to final agreement and (b) was on terms which did not preclude termination to enter a more favorable transaction with another party.

        On February 2, 1996, Baxter publicly announced that it had made the January 31 proposal.

        In December 1995, representatives of Vivra informed representatives of Grace that Vivra was still interested in a transaction substantially the same as the transaction proposed in June 1995. In addition, Grace was aware that at this time other dialysis companies even smaller than Vivra were willing to pursue such a transaction. However, no such transactions were pursued because Grace believed, and was advised by its financial advisors, that greater value would be available from a transaction with Fresenius AG or Baxter.

        At a meeting of the Grace Board held on February 4, 1996, the Grace Board considered the Reorganization and the proposed agreements relating thereto as well as the January 31 Baxter proposal. At the meeting, Grace's management and its legal and financial advisors made detailed presentations concerning the proposed transaction. The Grace Board concluded that a transaction with a third party was preferable at the time to the previously proposed spin-off of NMC, which involved execution risks in light of the difficulties in obtaining financing during the pendency of the OIG Investigation. As noted above, the Grace Board was advised that the most likely third-party candidates for a transaction were Baxter and Fresenius AG. The Grace Board concluded that the Fresenius AG proposal (which, as described in detail under "-Presentation by Grace Financial Advisors - Comparison of Baxter Proposal," the Grace Financial Advisors estimated provided between approximately $3.675 billion and approximately $3.975 billion of value to Grace on a tax-free basis plus entitled Grace to retain certain cash flows of NMC prior to the Reorganization and provided for the issuance of the New Preferred Shares) was preferable to the January 31 Baxter proposal (which Baxter had stated was valued at $3.8 billion) for the reasons described in the third preceding paragraph. After such presentations, and taking into account the alternatives available the Grace Board unanimously determined that the Reorganization and the proposed agreements relating thereto were fair to and in the best interests of Grace and its shareholders, authorized Grace to enter into the agreements and to consummate the transactions contemplated thereby, and resolved to recommend that Grace shareholders approve such agreements and the transactions contemplated thereby.

        In connection with its approval and recommendation, the Grace Board considered, among other things, the following factors:

        (a) the terms of the proposed transactions and the proposed agreements relating thereto, including, among other things, the requirement for Grace shareholder approval and the other conditions to consummation, the circumstances under which the agreements could be terminated and the termination fees payable in connection therewith;

        (b) the "Morris Trust" structure and the tax treatment of the transaction;

        (c) other available alternatives, including the Baxter proposal, and the ability to enter into an agreement respecting a higher offer under certain circumstances under the Fresenius AG transaction;

        (d) the presentation by representatives of CS First Boston and Merrill Lynch which included, among other things, valuation analyses with respect to Fresenius Medical Care and NMC and each such firm's opinion that the Distribution Payment and the Grace Merger, taken together, were fair, from a financial point of view, to holders of Grace Common Stock, such opinion and presentations being based on certain assumptions and subject to certain limitations (see"-Financial Advisors to Grace");

        (e) the business rationales for the transaction, including that the combination of NMC and Fresenius Worldwide Dialysis had the potential to enhance shareholder value through operating synergies as an integrated dialysis products and services company, although there can be no assurance that synergies will be achieved or as to the amount thereof, and that Fresenius Medical Care could take advantage of unique marketplace strengths in the U.S. and other markets, notwithstanding the competitive and other risks associated with combining a products company and a services company.

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                (f) the operating and financial strength of the combined entity, although the Grace Board did consider the substantial goodwill charges which would be associated with the Reorganization;

                (g) the impact of the transaction on Grace's remaining specialty chemicals businesses, including that the transaction would result in the payment of a significant amount of cash to Grace Chemicals and enable Grace Chemicals (or New Grace) to use such cash to reduce debt, repurchase stock and/or invest in core specialty chemical operations;

                (h) the retention by NMC of all health care liabilities, including any regulatory liability relating to the governmental investigations, the indemnity to be provided to Grace's specialty chemicals businesses with respect to such liabilities and the concern that such liabilities would impact the valuation of Fresenius Medical Care which might affect the trading market for FMC Ordinary Shares; and

                (i) the arrangements which had been made with respect to corporate governance of Fresenius Medical Care and related issues; and

                (j) the unfamiliarity of Fresenius Worldwide Dialysis to U.S. investors.

        The foregoing discussion of the information and factors considered and given weight by the Grace Board is not intended to be exhaustive but includes all material factors considered by the Grace Board. In addition, in reaching the determination to approve and recommend the Reorganization, the Grace Board did not assign any relative or specific weights to the foregoing factors.

        THE GRACE BOARD RECOMMENDS THAT GRACE SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  FINANCIAL ADVISORS TO GRACE

        CS First Boston and Merrill Lynch were retained to act as the Grace Financial Advisors in connection with Grace's exploration of strategic alternatives for NMC. CS First Boston and Merrill Lynch were selected by Grace because of their familiarity with Grace and NMC and their respective businesses and their qualifications and expertise in providing advice to companies in the businesses in which Grace and NMC are engaged, as well as their reputations as internationally recognized investment banking firms. Each of CS First Boston and Merrill Lynch has consented to the reprinting of its fairness opinion and the summary of such firm's activities included herein.

        Opinions of Grace Financial Advisors. At the request of the Grace Board, on February 4, 1996, each of CS First Boston and Merrill Lynch delivered a written opinion to the Grace Board that, based upon and subject to the matters set forth in its written opinion, as of such date, the terms of the Distribution Payment and the Grace Merger, taken together, were fair, from a financial point of view, to the holders of Grace Common Stock. In preparing these opinions, these firms performed a variety of financial and comparative analyses and made a detailed presentation to the Grace Board with respect to, among other things, the valuations of Fresenius Medical Care and NMC. The Grace Board, in accepting the opinions of the Grace Financial Advisors, was aware that the Grace Financial Advisors relied upon certain financial information, projections and other information provided by Grace management and that the opinions of such firms relied, in part, on certain assumptions and are subject to certain limitations. While the Grace Board did not perform an independent review of the financial information, projections and other information provided to the Grace Financial Advisors, the Grace Financial Advisors and management did review certain financial information and projections with the Grace Board. The Grace Board relied on the Grace Financial Advisors, whom it considered to be experts in such matters, to select the appropriate methodologies to determine fairness. No updates of such opinions have been requested because such opinions were provided solely in connection with the decisions of the Grace Board taken on February 4, 1996. While the pro forma financial information included herein was not available on February 4, 1996, Grace believes that such pro forma financial information is not materially different from the information available on February 4, 1996 so as to impact on fairness.


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     THE FULL TEXTS OF THE WRITTEN OPINIONS OF CS FIRST BOSTON AND MERRILL LYNCH
ARE SET FORTH IN APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND
DESCRIBE THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN. THE OPINIONS OF CS FIRST BOSTON AND MERRILL LYNCH WERE FURNISHED FOR THE INFORMATION OF THE GRACE BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE REORGANIZATION, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY GRACE
SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE REORGANIZATION. GRACE SHAREHOLDERS ARE URGED TO READ THE OPINIONS IN THEIR ENTIRETY.

     Opinion of CS First Boston. In connection with its opinion, CS First Boston reviewed certain publicly available business and financial information relating to Grace, NMC and Fresenius Worldwide Dialysis, as well as the Reorganization Agreement, the Contribution Agreement and the Distribution Agreement (collectively, the "Transaction Agreements"). CS First Boston also reviewed certain other information, including financial forecasts and certain information with respect to potential synergies which may result from the Reorganization, provided to CS First Boston by Grace and Fresenius AG, and met with the managements of Grace, Fresenius AG and Fresenius USA to discuss the business and prospects of NMC, Fresenius Worldwide Dialysis and Fresenius USA. CS First Boston also considered certain financial data of NMC, Fresenius Worldwide Dialysis and Fresenius USA and compared that data with similar data for other publicly held companies in businesses similar to those of NMC, Fresenius Worldwide Dialysis and Fresenius USA and considered the financial terms of certain other business combinations and other transactions. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Grace's and Fresenius AG's managements as to the future financial performance of NMC and Fresenius Worldwide Dialysis. CS First Boston also relied upon the views of Grace's and Fresenius AG's managements concerning the business, operational and strategic benefits and implications of the Reorganization, including financial forecasts provided to CS First Boston by Grace and Fresenius AG relating to synergistic benefits to Fresenius Worldwide Dialysis and NMC. CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NMC or Fresenius Worldwide Dialysis, nor was CS First Boston furnished with any such evaluations or appraisals. CS First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. CS First Boston did not express any opinion as to what the value of the ADSs actually would be when issued to holders of Grace Common Stock or the prices at which the ADSs would trade subsequent to the Reorganization. In addition, CS First Boston understood that NMC was the target of certain governmental and regulatory investigations relating to the conduct of its business, which could result in substantial liabilities and obligations being incurred by NMC in the future, the amount of which the management of Grace was unable to predict. CS First Boston also understood that the financial statements, pro forma financial statements and registration statement of Fresenius Medical Care had not yet been prepared.

     CS First Boston assumed, with Grace's consent, that the transactions contemplated by the Transaction Agreements would comply with applicable U.S., foreign, federal and state laws, including without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws affecting creditors' rights generally. CS First Boston assumed, with Grace's consent, that receipt of the ADSs would be tax-free for federal income tax purposes to holders of Grace Common Stock and that none of Grace, NMC, Fresenius Worldwide Dialysis, Fresenius USA and Fresenius Medical Care would recognize income, gain or loss as a result of the transactions contemplated by the Transaction Agreements. In addition, CS First Boston assumed, with Grace's consent, that Grace Chemicals and Fresenius AG would perform their respective indemnification obligations which may arise under the Distribution Agreement and the Contribution Agreement in accordance with their respective terms.


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        Based upon and subject to the foregoing, CS First Boston rendered its opinion that, as of the date of such opinion, the terms of the Distribution Payment and the Grace Merger, taken together, were fair, from a financial point of view, to the holders of Grace Common Stock.

        Opinion of Merrill Lynch. In connection with its opinion, Merrill Lynch reviewed Grace's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994 and its Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995; reviewed certain historical financial information with respect to NMC furnished to Merrill Lynch by Grace and reviewed NMC's Form 10 filed with the Commission on September 25, 1995 which included audited financial information for the three fiscal years ended December 31, 1994 and unaudited financial information for the six month periods ending June 30, 1995 and June 30, 1994; reviewed certain historical financial information with respect to Fresenius AG and Fresenius Worldwide Dialysis furnished to Merrill Lynch by Fresenius AG and reviewed Fresenius USA's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1994 and its Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1995, June 30, 1995 and September 30, 1995; reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of NMC, Fresenius Worldwide Dialysis and Fresenius USA, furnished to Merrill Lynch by Grace, Fresenius AG and Fresenius USA, including certain information with respect to potential synergies which may result from the Reorganization; conducted discussions with members of senior management of Grace and NMC, and with Fresenius AG and Fresenius USA, with respect to the businesses, operations and prospects of NMC, Fresenius Worldwide Dialysis and Fresenius USA, respectively; compared the results of operations of NMC and Fresenius Worldwide Dialysis with those of certain other companies which Merrill Lynch deemed to be reasonably similar to NMC and Fresenius Worldwide Dialysis; considered certain terms of the documents which govern the rights of stockholders of Fresenius Medical Care, including certain governance provisions applicable to Fresenius AG and Fresenius Medical Care; compared the proposed financial terms of the Reorganization with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed relevant; reviewed the financial terms and conditions of the proposed forms of the Transaction Agreements; reviewed the terms of the letter from Baxter to Grace dated January 31, 1996, setting forth a proposal for the acquisition by Baxter of NMC; and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

        In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Grace and Fresenius AG, and did not independently verify such information or undertake an independent appraisal of the assets of Grace or Fresenius
Worldwide Dialysis. With respect to the financial forecasts furnished by Grace and Fresenius AG, Merrill Lynch assumed that such forecasts were reasonably prepared and reflected the best currently available estimates and judgments of the managements of Grace and NMC or Fresenius AG as to the expected future financial performance of Grace, NMC or Fresenius Worldwide Dialysis, as the case may be. Merrill Lynch also relied upon the views of Grace's and Fresenius AG's managements concerning the business, operational and strategic benefits and implications of the Reorganization, including financial forecasts provided to Merrill Lynch by Grace and Fresenius AG relating to synergistic benefits to Fresenius Worldwide Dialysis and NMC. Merrill Lynch's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of such opinion. Merrill Lynch did not express any opinion as to what the value of the ADSs actually would be when issued to Grace shareholders pursuant to the Reorganization or the prices at which the ADSs would trade subsequent to the Reorganization. In addition, Merrill Lynch understood that NMC was the target of certain governmental and regulatory investigations relating to the conduct of its business, which could result in substantial liabilities and obligations being incurred by NMC in the future, the amount of which management of Grace was unable to predict. Merrill Lynch also understood that the financial statements, pro forma financial statements and registration statement of Fresenius Medical Care had not yet been prepared.

        Merrill Lynch assumed, with Grace's consent, that the transactions contemplated by the Transaction Agreements would comply with applicable U.S., foreign, federal and state laws, including, without limitation,

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

laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws affecting creditors' rights generally. Merrill Lynch assumed, with Grace's consent, that receipt of the ADSs would be tax-free for federal income tax purposes to the shareholders of Grace and that none of Grace, NMC, Fresenius Worldwide Dialysis, Fresenius USA and Fresenius Medical Care would recognize income, gain or loss as a result of the transactions contemplated by the Transaction Agreements. In addition, Merrill Lynch assumed, with Grace's consent, that Grace Chemicals and Fresenius AG would perform their respective indemnification obligations which may arise under the Distribution Agreement and the Contribution Agreement in accordance with their respective terms.

        Based upon and subject to the foregoing, Merrill Lynch rendered its opinion that, as of the date of such opinion, the terms of the Distribution Payment and the Grace Merger, taken together, were fair, from a financial point of view, to the holders of Grace Common Stock.

        In preparing their opinions to the Grace Board, the Grace Financial Advisors performed a variety of financial and comparative analyses, including those described under "-- Presentation by Grace Financial Advisors." The summary of the Grace Financial Advisors' analyses set forth below does not purport to be a complete description of the analyses underlying the Grace Financial Advisors' opinions, but includes a summary of all material valuation methodologies performed by the Grace Financial Advisors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at their opinions, the Grace Financial Advisors made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, the Grace Financial Advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and their opinions. In their analyses, the Grace Financial Advisors made numerous assumptions with respect to Grace, NMC, Fresenius Worldwide Dialysis, Fresenius USA and Fresenius Medical Care, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Grace, NMC, Fresenius Worldwide Dialysis, Fresenius USA and Fresenius Medical Care. No company, transaction or business used in such analyses as a comparison is identical to Grace, NMC, Fresenius Worldwide Dialysis, Fresenius USA and Fresenius Medical Care or the Reorganization, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Grace, NMC, Fresenius Worldwide Dialysis, Fresenius USA, Fresenius Medical Care, the Grace Financial Advisors or any other person assumes responsibility for their accuracy.

        PRESENTATION BY GRACE FINANCIAL ADVISORS

        At the meeting of the Grace Board on February 4, 1996, the Grace Financial Advisors made a presentation to the Grace Board of their analyses as of such date delivered in connection with their opinions, a summary of which appears below.

        The following quantitative information, to the extent it is based on market data, is based on market data as it existed at February 4, 1996, and is not necessarily indicative of current market conditions.

        Historical and Pro Forma Financial Data. The Grace Financial Advisors reviewed historical revenues, EBITDA and earnings before interest and taxes ("EBIT") of each of NMC and Fresenius Worldwide Dialysis and analyzed pro forma revenues, EBITDA, EBIT and net income of Fresenius Medical Care based on certain forecasted-financial information and certain information with regard to possible synergies resulting

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
from the Reorganization provided by management of Grace, NMC, Fresenius USA and Fresenius Worldwide Dialysis. Assuming that the closing of the Reorganization occurred on January 1, 1996, such analysis indicated that, on a pro forma basis, for the year ending December 31, 1996, Fresenius Medical care would have revenues of approximately $3.415 billion, EBITDA of approximately $794.1 million, EBIT of approximately $525.6 million and net income of approximately $156.3 million.

        The Grace Financial Advisors also analyzed certain pro forma credit statistics for Fresenius Medical Care giving effect to the Reorganization, based upon certain forecasted financial information and certain information with regard to possible synergies resulting from the Reorganization provided by management of Grace, NMC, Fresenius USA and Fresenius Worldwide Dialysis. These credit statistics consisted of ratio of EBIT to net interest expense, ratio of EBITDA to net interest expense, total debt as a percentage of capitalization, ratio of total debt to EBITDA, total debt, shareholders' equity and total capitalization. Assuming that the closing of the Reorganization occurred on January 1, 1996, such analysis indicated that, on a pro forma basis, as of and for the year ending December 31, 1996, such credit statistics for Fresenius Medical Care would be as follows: ratio of EBIT to net interest expense, 2.8x; ratio of EBITDA to net interest expense, 4.2x; total debt as a percentage of capitalization, 52.7%; ratio of total debt to EBITDA, 3.1x; total debt, approximately $2.425 billion; shareholders' equity, approximately $2.173 billion; and total capitalization, approximately $4.598 billion.

        Comparable Company Analysis. The Grace Financial Advisors analyzed the ratio of stock price to estimated 1996 earnings for six renal care companies, consisting of Fresenius USA, Fresenius AG, Gambro AB, Vivra, Total Renal Care Inc. and Renal Treatment Centers Inc. (the "Comparable Companies"). The price/estimated 1996 earnings ratios for the Comparable Companies were 20.5x, 25.4x, 19.5x, 18.5x, 35.0x and 28.1x, respectively. The Grace Financial Advisors estimated that the FMC Ordinary Shares would trade at a price/estimated 1996 earnings ratio ranging from 19.0x to 23.0x.

        Valuation of Distribution Payment and Grace Merger. The Grace Financial Advisors analyzed the value to Grace shareholders of the Grace Merger assuming estimated pro forma 1996 net income of Fresenius Medical Care of $156.3 million and a stock price to estimated 1996 earnings ratio for Fresenius Medical Care of 19.0x to 23.0x. Based upon the foregoing assumptions, the Grace Financial Advisors estimated that the total equity trading value of Fresenius Medical Care would range from approximately $2.97 billion to approximately $3.595 billion (of which Grace shareholders' ownership interest would be 44.8% or between approximately $1.331 billion and approximately $1.611 billion). In addition, the Grace Financial Advisors noted that NMC would retain or assume approximately $2.263 billion of indebtedness, resulting in an aggregate value to Grace shareholders of between approximately $3.594 billion and $3.874 billion. Further, the Grace Financial Advisors noted that NMC would distribute to New Grace its Amicon Bioseparations Division ("Amicon") and other assets, with an estimated value of between $75 million and $100 million, and that Grace Chemicals would be entitled to retain certain cash flows of NMC prior to the Reorganization, which Grace management estimated would range from approximately $150 million to approximately $200 million. Accordingly, the Grace Financial Advisors estimated that the aggregate value to be received in connection with the Distribution Payment and the Grace Merger ranged from approximately $3.819 billion to approximately $4.174 billion. The Grace Financial Advisors also noted that holders of Grace Common Stock would also receive the New Preferred Shares in the Recapitalization which would remain outstanding following the Grace Merger and that, under certain circumstances, the holders of the New Preferred Shares could receive certain special dividend payments in the future. See "DESCRIPTION OF NEW PREFERRED SHARES."

        Discounted Cash Flow Analysis of Fresenius Medical Care. The Grace Financial Advisors analyzed the discounted cash flow value of the equity of Fresenius Medical Care using discount rates ranging from 12.5% to 13.5% and terminal EBITDA multiples ranging from 7.5x to 8.5x. Based upon the foregoing, the Grace Financial Advisors estimated that the discounted cash flow value of the equity of Fresenius Medical Care ranged from approximately $3.742 billion to approximately $4.792 billion (as compared with the trading valuation of the equity of Fresenius Medical Care of between approximately $2.97 billion and approximately $3.595 billion described under "--Valuation of Distribution Payment and Grace Merger").

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
     NMC Stand-Alone Valuation. The Grace Financial Advisors performed analyses of the enterprise value of NMC on a stand-alone basis (excluding the value of Amicon and other assets to be transferred to or retained by New Grace) based upon the trading values of the Comparable Companies, comparable acquisition transactions and discounted cash flow (using discount rates ranging from 12.5% to 13.5% and terminal EBITDA multiples ranging from 7.0x to 8.0x). Such analyses resulted in the following ranges of enterprise value for NMC on a stand-alone basis: comparable company analysis--between approximately $3.175 billion and approximately $3.5 billion; comparable acquisitions analysis--between approximately $3.35 billion and approximately $4.0 billion; and discounted cash flow analysis--between approximately $3.15 billion and approximately $3.725 billion (as compared with the estimated total value of the Grace shareholders' interest in the equity of Fresenius Medical Care and the Distribution Payment of between approximately $3.594 billion and approximately $3.875 billion described under "--Valuation of Distribution Payment and Grace Merger").

     Comparison of Baxter Proposal. The Grace Financial Advisors compared the terms of the Distribution Payment and the Grace Merger with the proposal letter received by Grace from Baxter on January 31, 1996. The Grace Financial Advisors noted that the Fresenius AG transaction was a fully negotiated transaction with limited conditions to closing which provided, in their opinion, between approximately $3.675 billion and approximately $3.975 billion of value to Grace on a tax-free basis, that Grace Chemicals would be entitled to retain certain cash flows of NMC prior to the Reorganization, estimated by Grace management to be between approximately $150 million and approximately $200 million, that holders of Grace Common Stock would also receive the New Preferred Shares, and that financing commitments for the Fresenius AG transaction had been received. Furthermore, NMC would retain all liabilities, if any, arising out of the OIG Investigation. See "BUSINESS OF FRESENIUS MEDICAL CARE--Regulatory and Legal Matters--Legal and Regulatory Proceedings--OIG Investigation."

     The Grace Financial Advisors noted that the Baxter proposal stated that it provided $3.8 billion of value on a tax-free basis (although the Grace Financial Advisors understood, based upon the advice of counsel to Grace, that some of such consideration could potentially be deemed taxable consideration unless Baxter were to accept the "Morris Trust" structure agreed to by Fresenius AG or otherwise modify the form of its proposed transaction). The Grace Financial Advisors also noted that, under the terms of its proposal, Baxter would assume undisclosed liabilities, including any liability related to the OIG Investigation only up to $100 million. Moreover, the Baxter proposal was subject to negotiation, due diligence and documentation.

     New Preferred Shares. In the Reorganization, holders of Grace Common Stock will receive the New Preferred Shares, which shares will remain outstanding following the Grace Merger. As described under "DESCRIPTION OF NEW PREFERRED SHARES," holders of the New Preferred Shares may receive certain Special Dividend payments beginning in 2002, based upon the adjusted cash flow of Fresenius Medical Care for the five-year period from January 1, 1997 to December 31, 2001. Apart from such Special Dividend rights, the New Preferred Shares have no dividend rights, and such shares have a Liquidation Preference of $.10 per share. Because there is substantial uncertainty whether any Special Dividend payments will become payable on the New Preferred Shares, the Grace Financial Advisors valued the New Preferred Shares at zero for the purpose of their analyses. Accordingly, any amounts ultimately realized by holders of Grace Common Stock in respect of the New Preferred Shares held by them would represent additional value above the value taken into account by the Grace Financial Advisors in rendering their opinions as to the fairness of the Distribution Payment and the Grace Merger.

     OIG Investigation. As described under "BUSINESS OF FRESENIUS MEDICAL CARE--Regulatory and Legal Matters--Legal and Regulatory Proceedings--OIG Investigation," NMC is the target of certain governmental and regulatory investigations relating to the conduct of its business, which could result in substantial liabilities and obligations being incurred by NMC in the future. The Grace Financial Advisors took into account the uncertainty regarding such investigations in their estimate of the range of price/earnings ratios for the FMC Ordinary Shares described under "--Comparable Company Analysis" and "--Valuation of Distribution Payment and Grace Merger." In their analyses described under "--Discounted Cash Flow Analysis of Fresenius Medical Care" and "--NMC Stand-Alone Valuation," the Grace Financial Advisors took into account, solely for the purpose of their analyses, payments to the federal government in connection

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
with previous settlements of regulatory investigations of companies in the health care industry. This did not, and was not intended to, reflect a judgment as to the potential outcome of the investigations, the comparability of the NMC investigations to said previous investigations or the merits of any aspect of such investigations. The Grace Financial Advisors were advised by management of Grace and NMC that management was unable to predict the amount of liabilities and obligations which may be incurred by NMC arising out of the foregoing investigations. The Grace Financial Advisors noted that, depending upon the actual amount of liabilities and obligations incurred by NMC, the resolution of these issues could have a material adverse impact on NMC in the future (although, by reason of the Reorganization, only 44.8% of such impact would be borne by Grace shareholders).

        The foregoing is a summary of the material terms of the presentation by the Grace Financial Advisors to the Grace Board on February 4, 1996, and does not purport to be a complete description of such presentation. The analyses by the Grace Financial Advisors in connection with such presentation do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. As described above, the opinions of the Grace Financial Advisors and their presentation to the Grace Board were one of a number of factors considered by the Grace Board in connection with its approval of the Reorganization.

        FINANCIAL ADVISORY FEES

        For their financial advisory services in connection with the Reorganization, each of CS First Boston and Merrill Lynch will receive a fee equal to 0.225% of the Aggregate Consideration in connection with the Reorganization. For this purpose, "Aggregate Consideration" means the total fair market value (at the time of closing) of all consideration (including cash, securities, property, all debt for borrowed money remaining on NMC's financial statements at closing and any other form of consideration) paid or payable, or otherwise to be distributed, directly or indirectly, to Grace, NMC or Grace's shareholders in connection with the Reorganization. In addition, since September 1, 1995, each of CS First Boston and Merrill Lynch has been receiving a financial advisory fee of $500,000, payable on a quarterly basis in arrears, which will be fully creditable against the fee described above. Grace has also agreed to reimburse each of CS First Boston and Merrill Lynch for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisors retained by them, and to indemnify each of CS First Boston and Merrill Lynch and certain of their related persons against certain liabilities in connection with their engagement, including certain liabilities under the federal securities laws. Based upon the aggregate value to be received in connection with the Distribution Payment and the Grace Merger (between approximately $3.819 billion and approximately $4.174 billion, as estimated by the Grace Financial Advisors as of February 4, 1996 and described under "-- Valuation of Distribution Payment and Grace Merger"), the "Aggregate Consideration" for purposes of calculating the fee payable to each of the Grace Financial Advisors would be between approximately $3.819 billion and approximately $4.174 billion and the fee payable to each of the Grace Financial Advisors would be between approximately $8,592,750 and approximately $9,391,500, against which the quarterly financial advisory fees of $500,000 received by each of the Grace Financial Advisors beginning September 1, 1995 would be credited. The foregoing is provided solely as an illustration and does not constitute an estimate with respect to either the actual value to be received by Grace or the holders of Grace Common Stock in connection with the Distribution Payment and the Merger or the actual amount of the fees payable to the Grace Financial Advisors. The actual amount of the Aggregate Consideration can only be calculated by reference to the actual date of consummation of the Reorganization and will be based upon, among other things, closing market prices for the FMC Ordinary Shares over a 20-trading day period beginning with the commencement of regular-way trading. In addition, there may be material changes with respect to Fresenius Medical Care and NMC and financial market, industry and general economic conditions between February 4, 1996 and the date of the Reorganization. For these reasons, the actual amount of the Aggregate Consideration and the fees payable to the Grace Financial Advisors may be materially greater or less than the amounts described in the foregoing illustration.

        In the ordinary course of their respective businesses, CS First Boston and Merrill Lynch may actively trade in the debt and equity securities of Grace, Fresenius AG and Fresenius USA (and, after the Reorganization, Fresenius Medical Care) for their own account or for the accounts of their customers and,



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
accordingly, may at any time hold long or short positions in such securities. In addition, CS First Boston is currently in discussions with Fresenius Medical Care to act as an underwriter of securities of Fresenius Medical Care, the proceeds of which may be used to refinance a portion of NMC's bank debt following consummation of the Reorganization. See "FINANCING -- Refinancing."

CONSIDERATION TO SHAREHOLDERS

        In the Reorganization, Fresenius AG and shareholders of Grace and Fresenius USA will receive the following consideration:

   Fresenius AG

        - Fresenius Worldwide Dialysis, including all Fresenius USA Common Stock held by Fresenius AG or its subsidiaries, will be contributed to Fresenius Medical Care in exchange for 35,210,000 FMC Ordinary Shares representing approximately 50.3% of all FMC Ordinary Shares outstanding on a fully diluted basis, immediately following the Reorganization.

   Grace Common Shareholders

        - The closing price of Grace Common Stock in NYSE composite trading on August 1, 1996 was $63 1/4 per share.

        - Each holder of Grace Common Stock issued and outstanding at the Time of Distribution will receive one share of New Grace Common Stock in the Distribution.

        - Each holder of Grace Common Stock issued and outstanding after the Time of Distribution will receive one New Preferred Share.

        - Holders of shares of Grace Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Grace Common Stock owned by Fresenius AG or its subsidiaries, Fresenius USA or its subsidiaries or any Grace subsidiary, any shares of Grace Common Stock held in Grace's treasury or any shares of Grace Common Stock dissenting from the Reorganization) and options with respect to Grace Common Stock held by employees of NMC will be allocated 44.8% of the FMC Ordinary Shares outstanding on a fully diluted basis. As of July 15, 1996, there were outstanding 92,001,176 shares of Grace Common Stock, and options with respect to 231,006 shares of Grace Common Stock held by employees of NMC (none of whom is an officer or director of Grace). On this basis, assuming that there are no Grace Common Dissenting Shareholders and that each option with respect to Grace Common Stock held by employees of NMC is converted to an option with respect to 3.7 ADSs, each share of Grace Common Stock will be converted in the Grace Merger into the right to receive approximately 1.013 ADSs, each such ADS representing one-third of an FMC Ordinary Share.

   Grace Preferred Stockholders

        - Each share of Grace Preferred Stock and each New Preferred Share issued and outstanding immediately prior to the Effective Time and will remain issued and outstanding as FNMC stock.

   Fresenius USA Common Stockholders

        - The closing price of Fresenius USA Common Stock in AMEX composite trading on August 1, 1996 was $19 per share.

        - Each share of Fresenius USA Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Fresenius USA Common Stock owned by Grace or its subsidiaries or by Fresenius AG or its subsidiaries, any shares of Fresenius USA Common Stock held in Fresenius USA's treasury or any shares of Fresenius USA Common Stock dissenting from the Reorganization) will be converted in the Fresenius USA Merger into the right to receive approximately
          1.112 ADSs, each such ADS representing one-third of an FMC Ordinary Share, and each holder of options or warrants to purchase Fresenius USA Common Stock (other than Grace or its subsidiaries or Fresenius AG or its subsidiaries) will receive options or warrants to purchase approximately 1.112 ADSs for each share of Fresenius USA Common Stock issuable upon exercise of such options or warrants. As of July 29, 1996, there were outstanding 26,374,218 shares of Fresenius USA Common Stock and options or warrants with respect to 2,636,626 shares of Fresenius USA Common Stock. On this basis, assuming that there are no Fresenius USA Dissenting


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
       Stockholders and that each option with respect to Fresenius USA Common Stock is converted into an option with respect to FMC Ordinary Shares, and that Fresenius USA effects certain securities repurchases (see
       "-- Additional Agreements of Fresenius USA"), holders of shares of (and options and warrants with respect to) Fresenius USA Common Stock will be allocated approximately 4.9% of the FMC Ordinary Shares.

GENERAL

    - In lieu of fractional FMC Ordinary Shares or ADSs, each person who would otherwise have been entitled to a fraction of an FMC Ordinary Share or ADS will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale in the open market by the Exchange Agent appointed by Fresenius Medical Care with the approval of Grace and Fresenius AG, on behalf of all such holders, of the aggregate fractional FMC Ordinary Shares or ADSs issued.

    - Each share of Grace Common Stock owned by Fresenius AG or its subsidiaries, Fresenius USA or its subsidiaries or any Grace subsidiary, or held in Grace's treasury, will be cancelled and retired without payment of any consideration thereof and will cease to exist. As of July 26, 1996, Fresenius USA owned one share of Grace Common Stock.

    - Each share of Fresenius USA Common Stock owned by Grace or its subsidiaries, Fresenius AG or its subsidiaries, or any Fresenius USA subsidiary, or held in Fresenius USA's treasury, will be cancelled and retired without payment of any consideration therefor (except for the consideration set forth above) and will cease to exist. As of July 15, 1996, Grace owned no shares of Fresenius USA Common Stock.